UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

(Date of Report: Date of earliest event reported)

April 3, 2006

McKENZIE BAY INTERNATIONAL, LTD.
(Exact name of registrant as specified in its charter)

                       Delaware                   000-49690                           51-0386871

(State or other jurisdiction Incorporated)  (Commission File No.)    (I.R.S Employer Identification No.)

37899 Twelve Mile Road, Ste. 300, Farmington Hills, MI 48331        48331

                       (Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:

(248) 489-1961

_________________________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

McKenzie Bay Intrernational, Ltd. has entered into a non-binding letter of intent with Cornell Capital Partners, LP for the sale by McKenzie Bay to Cornell Capital Partners of $1,500,000 of 10% secured convertible debentures. The purchase is subject to the parties entering into formal agreements setting forth their respective rights and obligations. If the formal agreements are entered into, McKenzie Bay will be entitled to receive $500,000 upon the signing of the agreements, $500,000 prior to the filing of a registration statement with the SEC to register the sharers underlying the secured convertible debentures and the warrants described below and $500,000 when the registration statement is declared effective by the SEC. The secured convertible debentures will mature 24 months from the date of issuance. The following are the terms of the proposed transactions. We cannot assure you that the formal agreements will be entered into or that the secured convertible debentures will be sold by us.

We may prepay amounts owed under the secured convertible debentures as follows: (i) if our common stock is then trading below $.75 per share, we must pay a prepayment premium of 20% of any amounts prepaid; or (ii) if the our common stock is then trading at or above $.75 per share, we will pay the higher of a prepayment premium of 20% of any amounts prepaid or pay a pre payment premium equivalent to the prepayment amount plus the percentage difference between the market price per share and $.75 on the day of conversion.

The secured convertible debentures will be secured by a pledge of shares of our common stock having a market value of $6 million. If the value of the pledged shares falls below $3,750,000 for period of seven days, we must place in escrow additional shares to restore the pledged value to $6 million.

Cornell Capital Partners will have the right to convert the secured convertible debentures, at its sole option, into our common stock at the lower of (a) $.75 per share, or (b) a 20% discount from the lowest closing bid price (as reported by Bloomberg) of our shares during the 5 trading days prior to the conversion date.  Cornell Capital Partners shall not, however, be able to convert the secured convertible debentures into an amount that would result in it beneficially owning in excess of 4.99%  of our outstanding shares of common stock.

We will issue warrants to Cornell Capital Partners to purchase 5,000,000 shares of our common stock at $.75 per share during a 5 year period. The warrants may only be exercised on a cash basis if we are not in default under certain portions of the formal agreements and the shares underlying the warrants are subject to an effective resale registration statement filed by us with the SEC. If the shares of Common Stock are so subject and if the closing bid price of the our common stock for fifteen consecutive trading days is at least $1.25, we may force an exercise of the warrants.

.

Within 30 days of entering into the formal agreements, we must file a registration statement with the SEC to register our shares having a then market value of at least $7.5 million and use our best efforts to ensure that the registration statement is declared effective by the SEC within 120 days subsequent to entering into the formal agreements. If the registration statement is not so filed or declared effective, we must make monthly payments to Cornell Capital Partners equal to 2% of the outstanding principal balance of the secured convertible debentures as liquidated damages. We must keep the registration statement current for the life of the secured convertible debentures

If we default, Cornell Capital Partners may convert any or all of the outstanding principal balance of the secured convertible debentures into shares of our common stock at $.10 per share.

We will pay Cornell Capital Partners a commitment fee of $112,500 proportionally upon each disbursement.. We will also pay Cornell Capital Partners a structuring fee of $10,000.  We will also pay to Spencer Clarke LLC 6% of the proceeds we receive from Cornell Capital Partners from the sale of the secured convertible debentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MCKENZIE BAY INTERNATIONAL, LTD.

Date: April 4, 2006

By: /s/Donald C. Harms

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      Donald C. Harms

      Secretary